EXHIBIT 21

JAKKS SUBSIDIARIES

Subsidiary	Jurisdiction

JP (HK) Limited	Hong Kong
JAKKS Pacific (HK) Limited	Hong Kong
JAKKS Pacific/Kidz Biz Limited	United Kingdom
JAKKS Pacific/Kidz Biz Far East Limited	Hong Kong
J-X Enterprises, Inc.	New York
JAKKS Acquisition Corp.	Delaware
Road Champs, Inc.	Delaware
Road Champs Limited	Hong Kong
Pentech International Inc.	Delaware
Pentech Cosmetics, Inc.	Delaware
Sawdust Pencil Co.	Delaware
Pentech Mon Ami, Inc.	Delaware
Berk Corporation	California
Flying Colors Toys, Inc.	Michigan
Flying Colors Toys (HK) Ltd.	Hong Kong
JP Ferrero Parkway, Inc.	California
JPI ColorWorkshop, Inc.	Delaware
JPI ColorWorkshop Limited	United Kingdom
All Season Toys, Inc.	Delaware
Day Ventures, Inc.	Delaware
Giant Ape, Inc.	Delaware
Toymax International, Inc.	Delaware
Toymax Inc.	New York
Toymax (H.K.) Limited	Hong Kong
Funnoodle, Inc.	Delaware
Funnoodle (H.K.) Limited	Hong Kong
Go Fly A Kite, Inc.	Delaware
Go Fly A Kite (H.K.) Limited	Hong Kong
Maxverse Interactive, Inc.	Nevada

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